Exhibit 23(h)(2)

FORM OF ADMINISTRATION AGREEMENT

AGREEMENT made as of the 1st day of January, 2004, between PROFUNDS (the “Trust”), a Delaware business trust having its principal place of business at 7501 Wisconsin Avenue, Suite 1000, Bethesda, Maryland 20814, and BISYS FUND SERVICES LIMITED PARTNERSHIP, (“BISYS”), an Ohio limited partnership having its principal place of business at 3435 Stelzer Road, Columbus, Ohio 43219 and a wholly-owned subsidiary of BISYS Fund Services, Inc, which is a wholly-owned subsidiary of The BISYS Group, Inc.

WHEREAS, the Trust is engaged in business as an open-end management investment company and is so registered under the Investment Company Act of 1940, as amended (the “1940 Act”); and

WHEREAS, the Trust is authorized to issue shares of capital stock (the “Shares”) in separate series with each such series representing interests in a separate portfolio of securities and other assets; and

WHEREAS, the Trust offers Shares in each of the series identified in Schedule A hereto (each such series being herein individually referred to as a “Fund,” and such series being herein collectively referred to as the “Funds,” which shall include other series subsequently established by the Trust in each case upon approval by the Board of Trustees of the Trust); and

WHEREAS, the Trust and BISYS entered into an Administration Agreement dated as of October 28, 1997 (the “1997 Agreement”), whereby BISYS agreed to perform administration services for the Trust; and

WHEREAS, the Trust desires to continue to retain BISYS to provide management and administrative services to the Trust with respect to the Funds; and

WHEREAS, BISYS is willing to perform such services under the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the premises and the covenants hereinafter contained, the parties hereby agree as follows:

1.	Services as Administrator.

BISYS shall perform for the Trust the management and administrative services set forth in Schedule B hereto (collectively, the “Services”); provided, however, that the parties acknowledge and agree that the Services to be provided hereunder on behalf of the Money Market ProFund (or any other Feeder Fund (as defined below)) shall be limited to those that are necessary and appropriate for a money market or short-term fixed income registered investment company (each a “Feeder Fund”) that invests all of its assets in a separate, unaffiliated registered investment company (each such separate unaffiliated registered investment company, a “Master Portfolio”). In that connection, the parties agree that BISYS shall bear no responsibility for the provision of any Services to any Master

Portfolio in which the Money Market ProFund may invest its assets, unless such Master Portfolio is a Fund. BISYS may provide such other services as may be reasonably requested by the Trust, which may result in an additional fee, the amount of which shall be mutually agreed upon by the parties. BISYS agrees to perform the Services described herein in accordance with the service standards set forth in Schedule C attached hereto and in accordance with any additional operating procedures that may be mutually agreed upon by the parties hereto. BISYS’ agreement to perform the relevant Services in accordance with and otherwise comply with the provisions set forth in Schedule C is subject to the various provisions of this Agreement relevant to the performance of Services. Except as expressly provided herein (including in Schedule C), the service standards shall not be used in the construction of the parties’ rights and obligations generally under this Agreement, and any failure by BISYS to meet a particular deadline or other requirement set forth in Schedule C shall not be construed as an admission or as a waiver of any rights of BISYS generally under this Agreement.

BISYS shall, for all purposes herein, be deemed to be an independent contractor and, other than as expressly provided or authorized (as directed by the Board or as provided herein), shall have no authority to act for or represent the Trust in any way and shall not be deemed an agent of the Trust. BISYS may, in its discretion and at its expense, utilize agents in connection with its Services, and in addition may appoint in writing other parties qualified to perform management and administrative services reasonably acceptable to the Trust (individually, a “Sub-administrative Agent”) to carry out some or all of its responsibilities under this Agreement with respect to a Fund; provided, however, that each agent (including any Sub-administrative Agent) shall be the agent of BISYS and not the agent of the Trust or such Fund, that BISYS shall be fully responsible for the acts of each agent (to the extent BISYS would be responsible if BISYS had performed such acts) and shall not be relieved of any of its responsibilities hereunder by the use or appointment of such agent, and that BISYS shall disclose in writing the name of any Sub-Administrative Agent, and the nature of the relationship between the Sub-Administrative Agent and BISYS, to the Trust. In selecting and managing its relationship with each third party vendor, BISYS shall strive to achieve the best overall combination of service quality and cost as may be practical under the circumstances, and shall comply with applicable laws and regulations.

In addition, with respect to each third party vendor that renders goods or services for which an out-of-pocket expense is charged to the Trust hereunder (an “Invoiced Vendor”), BISYS will provide reasonable information, upon request, pertaining to its selection of and experience with the Invoiced Vendor and BISYS’ assessment of service quality and cost associated with the use of the Invoiced Vendor.

In the event that the Trust reasonably requests that BISYS use or consider using a particular third party vendor other than the Invoiced Vendor generally used by BISYS for the function performed by such Invoiced Vendor, BISYS will in good faith assess service quality and cost factors associated with making the replacement, and report thereon to the Trust. BISYS shall inform the Trust if BISYS reasonably believes that (i) the services of an Invoiced Vendor are so closely integrated within BISYS’ internal operations or general service model or operations as to make it impractical for BISYS to utilize another provider, or (ii) the use of a particular third party vendor suggested by the Trust might create a significant issue of service quality, liability, or other risk to BISYS or the Trust. If no material issue is raised pertaining to the criteria set forth in the preceding sentence, then at the election of the Trust, BISYS will utilize the alternative vendor; provided, however, that all costs of implementation (including but not limited to all out-of-pocket expenses incurred by BISYS) incurred by BISYS with respect to the use of the alternative vendor shall be payable by the Trust. In addition, in the event that the use of the alternative vendor would cause an increase in BISYS’ management oversight, systems costs, time commitments of personnel or other increase in the internal resources devoted to matters related to the function performed by such vendor, the personnel-related and all other overhead expenses that are incrementally incurred by BISYS shall be payable by the Trust. The amounts payable by the Trust pursuant to this paragraph shall be mutually agreed upon by the parties in good faith and shall be subject to the prior review and approval of the Trust.

The Trust’s Board of Trustees may appoint one or more third parties (each, a “Service Provider”) to perform certain services provided for under this Agreement on behalf of the Trust, and the liquidated damages provision of Section 4 shall not apply to such arrangements provided that the compensation payable to BISYS hereunder continues to be paid in full without offset or credit for such services rendered by another Service Provider. In each case, the Trust shall notify BISYS in writing of the scope of services to be provided by a Service Provider; the commencement date (and, if applicable, termination date) for such services; and the location (i.e., whether at the offices of BISYS or such Service Provider) where the books and records related thereto shall be maintained. BISYS shall have no responsibility for any services rendered by any such Service Provider.

In the event that regulatory developments applicable to the Trust necessitate or implicate additional services or an enhancement to the services hereunder (“Additional Services”), BISYS shall monitor regulatory developments, and shall review the anticipated needs of the Trust promptly and provide information concerning the feasibility of implementing the Additional Services, including operational and commercial aspects that are or should be apparent to BISYS concerning the same. BISYS shall use best efforts to identify the specific changes (if any) to BISYS’ service model that would be necessary to accomplish the Additional Services, and set out the estimated costs and estimated implementation timetable for such Additional Service. The parties shall then in good faith agree to mutually agreeable terms applicable to such Additional Service.

2.	Fees.

The Trust shall pay BISYS for the Services to be provided by BISYS under this Agreement in accordance with, and in the manner set forth in, Schedule D hereto. The parties agree that the fees set forth in Schedule D for the Services covered by this Agreement as of the date hereof shall not be subject to renegotiation during the three year period subsequent to the Effective Date of this Agreement.

Fees for any addition in Services to be provided by BISYS pursuant to any amendment to Schedule B shall be subject to mutual agreement at the time such amendment is proposed and shall be completely reflected in and evidenced by an amendment to Schedules B and D hereto. In the event that the provisions of Schedule B are amended upon mutual agreement of the parties to remove certain services from those required to be provided hereunder, the parties may agree upon a change to the fees payable under Schedule D, and the changes to services and fees shall become effective upon the date set forth in an executed amendment to this Agreement specifying those changes.

If this Agreement becomes effective subsequent to the first day of a month or terminates in accordance with its terms before the last day of a month, BISYS’ compensation for that part of the month in which this Agreement is in effect shall be prorated in a manner consistent with the calculation of the fees as set forth in Schedule D hereto. Payment of BISYS’ compensation for the preceding month shall be made promptly. All rights of compensation under this Agreement for Services performed as of the termination date shall survive the termination of this Agreement.

3.	Allocation of Charges and Expenses.

BISYS shall furnish at its own expense the executive, supervisory and clerical personnel necessary to perform its obligations under this Agreement. BISYS shall also pay all compensation, if any, of any officers and Trustees of the Trust who are affiliated persons of BISYS or any affiliated corporation of BISYS; provided, however, that unless otherwise specifically provided, BISYS shall not be obligated to pay the compensation of any Service Provider or employee of the Trust retained by the Trustees of the Trust to perform services on behalf of the Trust.

The Trust assumes and shall pay or cause to be paid all other direct expenses of the Trust not otherwise allocated herein, including, without limitation, organization costs, taxes, expenses for legal and auditing services, the expenses of preparing (including typesetting), printing and mailing reports, prospectuses, statements of additional information, proxy solicitation material and notices to existing Shareholders, all expenses incurred in connection with issuing and redeeming Shares, the costs of custodial services, the cost of initial and ongoing registration of the Shares under Federal and state securities laws, fees and out-of-pocket expenses of Trustees who are not affiliated persons of BISYS or the investment adviser to the Trust or any affiliated corporation of BISYS or the investment adviser, insurance, interest, brokerage costs, litigation and other extraordinary or nonrecurring expenses, and all fees and charges of investment advisers to the Trust. The Trust shall also reimburse BISYS for its reasonable and actual, out-of-pocket expenses, including, but not limited to, the reasonable travel and lodging expenses incurred by officers of the Trust and employees of BISYS in connection with attendance at Board meetings and other meetings at which attendance is requested or required, subject to approval by an officer of the Trust.

4.	Term.

This Agreement shall become effective as of the date first written above (the “Effective Date”) and shall continue in effect, unless earlier terminated as provided hereunder, for a period of one (1) year following the Effective Date (the “Initial Term”). Thereafter, unless otherwise terminated as provided hereunder, this Agreement shall continue until terminated upon six (6) months’ advance written notice given by either party to the other, specifying therein a specific termination date at least six (6) months subsequent to the date such written notice of termination is given. Notice of termination shall not be deemed to have been given until given as provided in the previous sentence. This Agreement may also be terminated (i) by mutual agreement of the parties, or (ii) for “cause,” as defined below, upon the provision of ninety (90) days advance written notice by the party alleging cause.

After such termination, for so long as BISYS, with the consent of the Trust (and not in contravention of express instructions of the Trust given consistent with the terms of this Agreement), in fact continues to perform any one or more of the Services contemplated by this Agreement or any Schedule or exhibit hereto, the provisions of this Agreement, including without limitation the provisions dealing with compensation and indemnification, shall continue in full force and effect. Fees and out-of-pocket expenses incurred by BISYS but unpaid by the Trust upon such termination shall be immediately due and payable upon and notwithstanding such termination. BISYS shall be entitled to collect from the Trust, in addition to the fees and disbursements provided by Sections 2 and 3 hereof, the amount of all of BISYS’ reasonable cash disbursements in connection with BISYS’ activities in effecting such termination, including without limitation, the delivery to the Trust and/or its distributor or investment adviser and/or other parties, of the Trust’s property, records, instruments and documents.

For purposes of this Agreement, “cause” shall mean (a) a material breach of this Agreement that has not been remedied for thirty (30) days following written notice of such breach from the non-breaching party; (b) a final, unappealable judicial, regulatory or administrative ruling or order in which the party to be terminated has been found guilty of criminal or unethical behavior in the conduct of its business; (c) financial difficulties on the part of the party to be terminated which are evidenced by the authorization or commencement of, or involvement by way of pleading, answer, consent or acquiescence in, a voluntary or involuntary case under Title 11 of the United States Code, as from time to time is in effect, or any applicable law, other than said Title 11, of any jurisdiction relating to the liquidation or reorganization of debtors or to the modification or alteration of the rights of creditors; or (d) as provided in Schedule C—Service Standards.

If, for any reason other than mutual agreement of the parties, or “cause,” as defined above, BISYS is terminated or replaced as administrator, or if a third party (excluding any Sub-administrative Agent appointed by BISYS or a Service Provider, as provided in Section 1 hereof) is added to perform all or a substantial part of the Services provided by BISYS under this Agreement (a “Termination Event”), for which sufficient notice of termination is not provided to BISYS (i.e., a notice of termination given after completion of the Initial Term specifying a termination date at least six (6) months subsequent to the date notice is given), then the Trust shall make a one-time cash payment, in consideration of the fee structure and Services to be provided under this Agreement, and not as a penalty, to BISYS equal to the sum of (a) the amount of any fees waived by BISYS during the twelve (12)-month period prior to the termination of this Agreement with respect to New Funds (as defined in Schedule D), but only to the extent BISYS has not received at least six (6) months of full fees with respect to all such New Funds as of the date of the Termination Event, and (b) all amounts that would be due to BISYS between a Termination Event and the date this Agreement would otherwise terminate in accordance with its terms, assuming for purposes of calculation of such payment that the asset levels of the Trust will remain constant throughout such period. BISYS shall not be required to provide any Services after the termination date as set forth in the notice of termination unless the parties mutually agree upon the terms and conditions of providing such Services following the termination date, which terms and conditions shall be materially similar to the terms and conditions of this Agreement.

In the event the Trust or a Fund is merged into another legal entity in part or in whole pursuant to any form of business combination or reorganization transaction or is liquidated in part or in whole prior to the expiration of the Initial Term of this Agreement, the parties acknowledge and agree that the liquidated damages provision set forth above shall be applicable in those instances in which BISYS is not retained to provide administrative services consistent with this Agreement, including the level of assets subject to such services. The one-time cash payment referenced above shall be due and payable within ninety days (90) days after the date on which a Termination Event occurs, but in any event at least seven (7) days prior to any conversion from BISYS’ system, including by means of any business combination or reorganization, or liquidation.

The parties further acknowledge and agree that, in the event BISYS is terminated or replaced, as set forth above, (i) a determination of actual damages incurred by BISYS would be extremely difficult, and (ii) the one-time payment described above is intended to adequately and fully compensate BISYS for damages incurred for loss of anticipated revenue pursuant to a termination hereunder and is not intended to constitute any form of penalty.

5.	Standard of Care; Limitation of Liability; Indemnification.

The duties of BISYS shall be confined to those expressly set forth herein, and to its obligations as administrator. BISYS shall comply with all laws applicable to it and shall exercise reasonable care in the performance of all of its obligations under this Agreement, but shall not be liable to the Trust for any action taken or omitted by BISYS in the absence of bad faith, willful misfeasance, negligence or from reckless disregard by it of its obligations and duties. BISYS assumes no responsibility hereunder, and shall not be liable, for any damages, loss of data, delay or other loss whatsoever caused by events beyond its reasonable control. The Trust agrees to indemnify and hold harmless BISYS, its employees, agents, directors, officers and nominees from and against any and all claims, demands, actions and suits, whether groundless or otherwise, and from and against any and all judgments, liabilities, losses, damages, costs, charges, fines, assessments, reasonable fees of counsel selected as specified below and other reasonable expenses (collectively, “Losses”) arising out of or in any way relating to BISYS’ performance of Services under this Agreement or based, if applicable, upon reasonable reliance on information, records, instructions or requests given or made to BISYS by the Trust or the investment adviser to the Trust, and on any information provided by any custodian or any Service Provider to the Trust; provided that this indemnification shall not apply to actions or omissions of BISYS in cases of its own bad faith, willful misfeasance, negligence or the reckless disregard of its obligations and duties; and further provided that BISYS shall give the Trust written notice of and reasonable opportunity to defend against any such claim in its own name or in the name of BISYS.

BISYS shall indemnify, defend, and hold harmless the Trust, its employees, agents, trustees, officers and nominees from and against Losses resulting directly and proximately from BISYS’ willful misfeasance, bad faith, negligence or reckless disregard of its obligations and duties with respect to the performance of Services under this Agreement, including the Schedules and Exhibits hereto.

The rights hereunder shall include the right to reasonable advances of defense expenses in the event of any pending or threatened litigation with respect to which indemnification hereunder may ultimately be merited. In order that the indemnification provision contained herein shall apply, however, it is understood that if in any case one party may be asked to indemnify the other party or hold the other party harmless, the indemnifying party shall be fully and promptly advised of all pertinent facts concerning the situation in question, and it is further understood that the indemnified party will promptly identify and notify the indemnifying party concerning any situation which presents or appears likely to present the probability of such a claim for indemnification against the indemnifying party, but failure to do so in good faith shall not affect the rights hereunder. As to any matter eligible for indemnification, an indemnified party shall act reasonably and in accordance with good faith business judgment and shall not effect any settlement or confess judgment without the consent of the indemnifying party, which consent shall not be unreasonably withheld or delayed.

The indemnifying party shall be entitled to participate at its own expense or, if it so elects, to assume the defense of any suit brought to enforce any claims subject to this indemnity provision. If the indemnifying party elects to assume the defense of any such claim, the defense shall be conducted by counsel chosen by the indemnifying party and satisfactory to the indemnified party, whose approval shall not be unreasonably withheld. In the event that the indemnifying party elects to assume the defense of any suit and retain counsel, the indemnified party shall bear the fees and expenses of any additional counsel retained by it. If the indemnifying party does not elect to assume the defense of a suit, it will reimburse the indemnified party for the reasonable fees and expenses of counsel retained by the indemnified party.

BISYS may apply to the Trust at any time for instructions and may, in consultation with the Trust, consult the Trust’s auditors and other experts retained by the Trust with respect to any matter arising in connection with BISYS’ duties in relation to the Trust, and BISYS shall not be liable or accountable for any action reasonably taken or omitted by it in good faith in accordance with such instructions. The Trust shall approve in advance any fees or costs to be incurred to auditors or other experts in connection with any such consultation.

Also, BISYS shall be protected in acting upon any document which it reasonably believes to be genuine and to have been signed or presented by the properly authorized person or persons. BISYS will not be held to have notice of any change of authority of any officers, employees or agents of the Trust until receipt of written notice thereof from the Trust. As used in this paragraph and the preceding paragraphs of this Article 5, the term “BISYS” shall include partners, officers, employees and other agents of BISYS as well as BISYS itself. The indemnity and defense provisions set forth herein shall indefinitely survive the termination of this Agreement with respect to actions or inactions taken during the term of this Agreement.

NOTWITHSTANDING ANYTHING IN THIS AGREEMENT TO THE CONTRARY, IN NO EVENT SHALL EITHER PARTY BE LIABLE FOR ANY PUNITIVE, SPECIAL, OR CONSEQUENTIAL DAMAGES, OR LOST PROFITS, EACH OF WHICH IS HEREBY EXCLUDED BY AGREEMENT OF THE PARTIES REGARDLESS OF WHETHER SUCH DAMAGES WERE FORESEEABLE OR WHETHER EITHER PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

The indemnification provisions set forth herein shall survive the termination of this Agreement.

6.	Activities of BISYS.

The services of BISYS rendered to the Trust are not to be deemed to be exclusive. BISYS is free to render such services to others and to have other businesses and interests. It is understood that directors, officers, employees and Shareholders of the Trust are or may be or become interested in BISYS, as officers, employees or otherwise and that partners, officers and employees of BISYS are or may be or become similarly interested in the Trust, and that BISYS may be or become interested in the Trust as a Shareholder or otherwise.

7.	Assignment.

This Agreement and the rights and duties hereunder shall not be assignable by either of the parties hereto except by the specific written consent of the other party. This Section 7 shall not limit or in any way affect BISYS’ right to appoint a Sub-administrative Agent pursuant to Section 1 hereof. This Agreement shall be binding upon, and shall inure to the benefit of, the parties hereto and their respective successors and permitted assigns.

8.	Amendments.

This Agreement may only be amended by the written agreement of the parties hereto. The parties hereto may amend such procedures set forth herein as may be appropriate or practical under the circumstances.

9.	Certain Records.

BISYS shall maintain customary records in connection with its duties as specified in this Agreement. Any records required to be maintained and preserved pursuant to Rules 31a-1 and 31a-2 under the 1940 Act which are prepared or maintained by BISYS on behalf of the Trust shall be prepared and maintained at the expense of BISYS, but shall be the property of the Trust and will be made available to or surrendered promptly to the Trust on request, and made available for inspection by the Trust or the Securities and Exchange Commission (and other appropriate governmental or regulatory authorities) at reasonable times.

Upon termination of this Agreement, or otherwise promptly upon the Trust’s demand, BISYS shall turn over to the Trust the foregoing records of the Trust, and any other files, records and documents created and maintained by BISYS pursuant to this Agreement which are no longer needed by BISYS in the performance of its services or for its legal protection. Unless and until the same are turned over to the Trust, such documents and records shall be retained by BISYS for six years from the year of creation, or such longer period if required by applicable law. At the end of such period, such records and documents shall be turned over to the Trust unless the Trust authorizes in writing the destruction of such records and documents.

In case of any request or demand for the inspection of such records by another party, BISYS shall notify the Trust and follow the Trust’s instructions as to permitting or refusing such inspection; provided that BISYS may exhibit such records to any person in any case where it is advised by its counsel that failure to do so would be contrary to applicable law, or that BISYS may be held liable for failure to do so, unless (in cases involving potential exposure only to civil liability) the Trust has agreed to indemnify BISYS against such liability.

10.	Definitions of Certain Terms.

The terms “interested person” and “affiliated person,” when used in this Agreement, shall have the respective meanings specified in the 1940 Act and the rules and regulations thereunder, subject to such exemptions as may be granted by the Securities and Exchange Commission.

11.	Notice.

All notices, requests, demands and other communications under this Agreement shall be in writing and shall be deemed to have been duly given upon delivery if delivered by hand (against receipt) or by facsimile or electronic mail if receipt thereof is verified, or as of the date of delivery shown on the receipt if mailed at a post office in the United States by registered or certified mail, postage prepaid, return receipt requested, in any case addressed to the attention of the persons listed below and to the party intended as the recipient thereof at the address of such party as set forth below or at such other address or to the attention of such other person as such party shall subsequently designate for such purpose in a written notice (complying as to delivery with the terms of this Section 11).

Pursuant to this Section 11, notices shall be addressed as follows:

If to the Trust: 7501 Wisconsin Avenue, Suite 1000

Bethesda, Maryland 20814

Attn: Chief Legal Counsel

Telephone: (240) 497-6504

Fax: (240) 497-6530

If to BISYS:    60 State Street

Boston, MA 02109

Attn: President

Telephone: 617.824.1200

Fax: 617.824.1476

With a copy to the General Counsel of The BISYS Group, Inc., as follows:

90 Park Avenue

New York, NY 10016

Telephone: (212) 907-6000

Fax: (212) 907-6035

12.	Governing Law and Matters Relating to the Trust as a Delaware Business Trust.

This Agreement shall be construed in accordance with the laws of the State of Ohio and the applicable provisions of the 1940 Act. To the extent that the applicable laws of the State of Ohio, or any of the provisions herein, conflict with the applicable provisions of the 1940 Act, the latter shall control. It is expressly agreed that the obligations of the Trust hereunder shall not be binding upon any of the Trustees, shareholders, nominees, officers, agents or employees of the Trust personally, but shall bind only the trust property of the Trust. The execution and delivery of this Agreement have been authorized by the Board of Trustees, and this Agreement has been signed and delivered by an authorized officer of the Trust, acting as such, and neither such authorization by the Trustees nor such execution and delivery by such officer shall be deemed to have been made by any of them individually or to impose any liability on any of them personally, but shall bind only the trust property of the Trust as provided in the Trust’s Agreement and Declaration of Trust.

Each Fund shall be regarded for all purposes hereunder as a separate party apart from each other Fund. Unless the context otherwise requires, with respect to every transaction covered by this Agreement, every reference herein to a Fund shall be deemed to relate solely to the particular Fund to which such transaction relates. Under no circumstances shall the rights, obligations or remedies with respect to a particular Fund constitute a right, obligation or remedy applicable to any other Fund. The use of this single document to memorialize the separate agreement between BISYS and each Fund is understood to be for administrative convenience only and shall not constitute any basis for joining the rights or obligations of the Funds for any reason.

13.	Multiple Originals.

This Agreement may be executed in two or more counterparts, each of which when so executed shall be deemed to be an original, but such counterparts shall together constitute but one and the same instrument.

14.	Privacy.

In accordance with the Securities and Exchange Commission’s Regulation S-P (“Regulation S-P”), nonpublic personal financial information relating to consumers or customers of the Trust provided by, or at the direction of the Trust to BISYS, or collected or retained by BISYS in the course of performing its duties as transfer agent shall be considered confidential information. BISYS agrees that it shall not give, sell or in any way transfer such confidential information to any person or entity, other than affiliates of BISYS to carry out its obligations under this Agreement, except at the direction of the Trust or as required or permitted by law. BISYS warrants that it shall not disclose such confidential information to any person or entity as permitted in the previous sentence, other than at the direction of the Trust, unless such person or entity has agreed in writing to keep such information confidential. BISYS represents that it has in place and shall maintain physical, electronic, and procedural safeguards reasonably designed to protect the security, confidentiality and integrity of, and to prevent unauthorized access to or use of records and information related to consumers or customers of the Trust. The Trust represents to BISYS that it has adopted a statement of its privacy policies and practices as required by Regulation S-P and agrees to provide BISYS with a copy of that statement annually.

15.	Legal Advice.

BISYS shall notify the Trust at any time BISYS reasonably believes that it is in need of the advice of counsel (other than internal counsel in the regular employ of BISYS or any affiliated companies) with regard to BISYS’ responsibilities and duties pursuant to this Agreement; and after so notifying the Trust, BISYS, with the consent of the Trust, shall be entitled to seek, receive and act upon advice of legal counsel of its choosing and reasonably satisfactory to the Trust, which approval shall not be unreasonably withheld, such advice to be at the expense of the Trust or Funds unless relating to a matter involving BISYS’ willful misfeasance, bad faith, negligence or reckless disregard with respect to BISYS’ responsibilities and duties hereunder.

16.	Disaster Recovery

BISYS represents and warrants that the various procedures and systems which BISYS has implemented with regard to safekeeping from loss or damage attributable to fire, theft or any other cause of the blank checks, records, and other data of the Trust and BISYS’ records, data, equipment, facilities and other property used in the performance of its obligations hereunder are reasonably adequate and that it will make such changes therein from time to time as may be reasonably required for the secure performance of its obligations hereunder.

17.	Intellectual Property.

BISYS acknowledges and agrees that all intellectual property rights of the Trust or ProFund Advisors LLC (the “Advisor”), including without limitation, patent, trademark, copyright, and trade secret rights, shall remain in the Trust or ProFund Advisors LLC, as applicable. BISYS disclaims any right, title or interest in such intellectual property rights.

18.	Confidentiality

BISYS and the Trust will each treat as proprietary and confidential any facts, circumstances, information, plans, projects and technical or commercial knowledge gained about the other party through the relationship created by this Agreement, except that information in the public domain and technical, operational or commercial knowledge that was or is independently discovered or developed shall not be subject to any such restriction. For these purposes, confidential information includes but is not limited to that information which relates or refers to: business planning; internal controls; computer, data processing, or communications architectures or systems; electronic data processing architectures, applications, programs, routines, or subroutines; business affairs and methods of operation or proposed methods of operations, investment techniques, strategies or systems and their application in particular contexts, and any non-public financial or other non-public information In connection with the foregoing, each party acknowledges and agrees that, with respect to confidential information of the other party, (i) disclosure of such information to employees and agents shall only be made on a need-to-know basis and (ii) each party shall take commercially reasonable steps to protect the confidentiality of such information. Each party agrees that it will not disclose any such covered proprietary or confidential information gained in relation to the other party to unaffiliated third parties, except (i) in the case of disclosure by BISYS, to a Sub-administrative Agent or other permitted agent referred to in Section 1, or to a third party vendor used by BISYS, provided that such disclosure shall be limited to information that is needed by such agent or vendor for the provision of services and, provided further, that further dissemination inconsistent with this provision shall be prohibited by written confidentiality restrictions, (ii) to financial or legal advisers on a need-to-know basis (in either case in such manner as to ensure no further dissemination), (iii) with the written consent of the other party, (iv) as provided in Section 9, as concerns the books and records of the Funds, (v) as may be required by law or legal process, provided that to the extent practicable, the disclosing party shall provide prior notice of the disclosure to the other party. The parties further agree that a breach of this paragraph by either party would irreparably damage the other party, and accordingly agree that each party shall be entitled to an injunction or other equitable relief to prevent the breach or a further breach of this provision.

The provisions of this section 18 shall survive the termination of this Agreement for a period of two years from the date of termination.

19.	Reports.

BISYS shall furnish to the Trust and to its properly authorized auditors, investment advisers, examiners, distributors, dealers, underwriters, salesmen, insurance companies and others designated by the Trust in writing, such reports and at such times as are prescribed pursuant to the terms and the conditions of this Agreement to be provided or completed by BISYS, or as subsequently agreed upon by the parties pursuant to an amendment hereto. The Trust agrees to examine each such report or copy promptly and will report or cause to be reported any errors or discrepancies therein. In the event that errors or discrepancies, except such errors and discrepancies as may not reasonably be expected to be discovered by the recipient after conducting a diligent examination, are not so reported promptly, a report will for all purposes be accepted by and binding upon the Trust and any other recipient, and BISYS shall have no liability for errors or discrepancies therein and shall have no further responsibility with respect to such report.

20.	Rights of Ownership.

All computer programs and procedures employed or developed by or on behalf of BISYS to perform services required to be provided by BISYS under this Agreement are the property of BISYS. All records and other data except such computer programs and procedures are the exclusive property of the Trust and all such other records and data shall be furnished to the Trust in appropriate form as soon as practicable after termination of this Agreement for any reason.

21.	Representations of BISYS.

BISYS represents and warrants that BISYS has been in, and shall continue to be in, substantial compliance with all provisions of law applicable to it in connection with the performance of its duties under this Agreement. In addition, BISYS shall give written notice to the Trust of any acquisition, disposition, merger or reorganization of BISYS that involves a change of control of BISYS, within thirty (30) days of such occurrence.

22.	Representations of the Trust.

The Trust certifies to BISYS that: (a) as of the close of business on the Effective Date, each Fund which is in existence as of the Effective Date has authorized unlimited shares, and (b) Agreement has been duly authorized by the Trust and, when executed and delivered by the Trust, will constitute a legal, valid and binding obligation of the Trust, enforceable against the Trust in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties.

23.	Insurance.

BISYS represents that it maintains insurance coverage with respect to professional liability or errors and omissions of a type and amount that is reasonable for organizations performing the types of services contemplated under this Agreement. BISYS shall notify the Trust should its insurance coverage with respect to professional liability or errors and omissions coverage be canceled or reduced. Such notification shall include the date of change and the reasons therefore. BISYS shall notify the Trust of any material claims against it with respect to services performed under this Agreement, whether or not they may be covered by insurance, and shall notify the Trust from time to time as may be appropriate of the total outstanding claims made by BISYS under its insurance coverage.

24.	Information Furnished by the Trust and Funds.

Upon request, the Trust shall furnish to BISYS the following documents, as amended and in effect as of the Effective Date hereof:

(a)	Copies of the Declaration of Trust of the Trust and of any amendments thereto,

(b)	Copies of the following documents:

(i) The Trust’s Bylaws and any amendments thereto;

(ii) Certified copies of resolutions of the Trustees covering the approval of this Agreement and authorization of specified officers of the Trust to execute and deliver this Agreement and authorization for specified officers of the Trust to instruct BISYS hereunder.

(c)	A list of all officers of the Trust, together with specimen signatures of those officers and any other authorized persons, each of whom are authorized to instruct BISYS in all matters hereunder.

(d)	The Prospectuses and Statement of Additional Information.

A certificate as to shares of beneficial interest of the Trust authorized, issued, and outstanding as of the Effective Date and as to receipt of full consideration by the Trust for all shares outstanding.

25.	Miscellaneous.

(a)	Paragraph headings in this Agreement are included for convenience only and are not to be used to construe or interpret this Agreement.

(b)	This Agreement constitutes the complete agreement of the parties hereto as to the subject matter covered by this Agreement, and supercedes all prior negotiations,

understandings and agreements bearing upon the subject matter covered herein, including, without limitation, the 1997 Agreement.

(c)	No amendment to this Agreement shall be valid unless made in writing and executed by both parties hereto.

(d)	No delay or omission by any party to this Agreement in exercising any right, power or remedy provided by law or under this Agreement shall affect that right, power or remedy, or operate as a waiver of it, and no party shall be deemed to have waived any provision of this Agreement unless set forth in a writing signed by such party.

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the day and year first above written.

PROFUNDS

By:

Name:

Title:

BISYS FUND SERVICES LIMITED PARTNERSHIP

By: BISYS Fund Services, Inc., General Partner

By:

Name:

Title:

SCHEDULE A

TO THE ADMINISTRATION AGREEMENT

BETWEEN PROFUNDS AND BISYS FUND SERVICES LIMITED

PARTNERSHIP

DATED JANUARY 1, 2004

FUNDS

This Agreement shall apply to the Funds of the Trust listed below. This Schedule A may be amended in writing from time to time by the Trust to add Funds under the terms and conditions specified in this Agreement.

Banks UltraSector ProFund

Basic Materials UltraSector ProFund

Bear ProFund

Biotechnology UltraSector ProFund

Bull ProFund

Consumer Cyclical UltraSector ProFund*

Consumer Non-Cyclical UltraSector ProFund*

Energy UltraSector ProFund

Europe 30 ProFund

Financial UltraSector ProFund

Healthcare UltraSector ProFund

Internet UltraSector ProFund

Industrial UltraSector ProFund*

Large-Cap Growth ProFund

Large-Cap Value ProFund

Mid-Cap Growth ProFund

Mid-Cap ProFund

Mid-Cap Value ProFund

Money Market ProFund

OTC ProFund

Pharmaceuticals UltraSector ProFund

Precious Metals UltraSector ProFund

Real Estate UltraSector ProFund

Rising Rates Opportunity ProFund

Semiconductor UltraSector ProFund

Short OTC ProFund

Short Small-Cap ProFund

Small-Cap Growth ProFund

Small-Cap ProFund

Small-Cap Value ProFund

Technology UltraSector ProFund

Telecommunications UltraSector ProFund

U.S. Government Plus ProFund

UltraBear ProFund

UltraBull ProFund

UltraDow 30 ProFund

UltraJapan ProFund

UltraMid-Cap ProFund

UltraOTC ProFund

UltraShort Mid-Cap ProFund*

UltraShort OTC ProFund

UltraShort Small-Cap ProFund*

UltraSmall-Cap ProFund

Utilities UltraSector ProFund

Wireless Communications UltraSector ProFund

*	Investment operations to commence as of January 30, 2004.

ProFund VP Asia 30

ProFund VP Banks

ProFund VP Basic Materials

ProFund VP Bear

ProFund VP Biotechnology

ProFund VP Bull

ProFund VP Ultra Bull

ProFund VP Consumer Cyclical

ProFund VP Consumer Non-Cyclical

ProFund VP Energy

ProFund VP Europe 30

ProFund VP Financial

ProFund VP Healthcare

ProFund VP Industrial

ProFund VP Internet

ProFund VP Japan

ProFund VP Mid-Cap Growth

ProFund VP Mid-Cap Value

ProFund VP Money Market

ProFund VP OTC

ProFund VP Pharmaceuticals

ProFund VP Precious Metals

ProFund VP Real Estate

ProFund VP Rising Rates Opportunity

ProFund VP Semiconductor

ProFund VP Short OTC

ProFund VP Short Small-Cap

ProFund VP Small-Cap

ProFund VP Small-Cap Growth

ProFund VP Small-Cap Value

ProFund VP Technology

ProFund VP Telecommunications

ProFund VP U.S. Government Plus

ProFund VP UltraMid-Cap

ProFund VP UltraOTC

ProFund VP UltraSmall-Cap

ProFund VP Utilities

SCHEDULE B

TO THE ADMINISTRATION AGREEMENT

BETWEEN PROFUNDS AND BISYS FUND SERVICES LIMITED

PARTNERSHIP

DATED JANUARY 1, 2004

ADMINISTRATION SERVICES

1.	GENERAL SERVICE LISTING

Under the supervision of the Trust’s Board of Trustees, BISYS shall manage, administer and conduct all of the general business activities of the Trust and the Funds other than those which have been contracted to Service Providers retained by the Trust.

As part of its duties hereunder, BISYS shall investigate, assist in the selection of and conduct relations with custodians, depositories, accountants, legal counsels, underwriters, brokers and dealers, corporate fiduciaries, insurers, banks, auditors, consultants and persons in any other capacity deemed to be necessary or desirable for the Funds’ operations. BISYS shall provide the Trust with all necessary and desirable regulatory reporting, office space, equipment, personnel and facilities (including facilities for shareholders’ and Trustees’ meetings) for handling the affairs of the Trust and carrying out BISYS’ duties under this Agreement and the Schedules and Exhibits hereto, including, but not limited to, the following:

2.	DETAILED SERVICE LISTING

2.1. Financial Administration

(a)	Coordinate printing and distribution of the annual and semiannual reports.

(b)	Responsibility for the preparation, review and filing of Fund annual and semiannual reports in accordance with all applicable rules and regulations, subject to review by the Trust’s counsel and the annual audit by Trust’s Independent Accountants, including:

(1)	Schedules of Investments

(2)	Statements of Assets and Liabilities

(3)	Statements of Operations

(4)	Statements of Changes in Net Assets

(5)	Statements of Cash Flow (if necessary)

(6)	Financial Highlights

(7)	Notes to Financial Statements

(8)	Tax disclosure information

(9)	Line graphs and performance information excluding proprietary ProFunds’ indices (e.g. Europe 30, Asia 30).

(10)	Review of other financial data included in annual and semiannual reports

(11)	Shareholder meeting results

(12)	Trustees’ and officer information

(13)	Any additional information that may be required by rule or regulation

(c)	Responsibility for preparation, review and filing of Form N-SAR.

(d)	Responsibility for preparation, review and filing of Form N-CSR.

(e)	Responsibility for all financial reporting required by regulatory authorities.

(f)	Responsibility for preparation, review and filing of Form 24f-2.

(g)	Assist the Trust in obtaining Fund ratings from NRSROs and the NAIC.

(h)	Coordinate and facilitate acquisition and maintenance of NASDAQ ticker symbols.

(i)	Coordinate and facilitate all registration and reporting to fund data reporting companies. For Lipper, Morningstar, Thompson and Bloomberg, verify the accuracy of total returns monthly and other fund information semi-annually, or more frequently in the case of a material event. Provide all changes/corrections to data reporting companies.

(j)	Prepare relevant Fund information surveys requested by the Investment Company Institute.

(k)	Communicate applicable data to the Trust’s transfer agent required for shareholder tax reporting.

(l)	Prepare and file Form 1099 MISC for the Trust’s trustees and vendors.

(m)	Calculate estimated expense ratio projections for new Funds to be included in the Funds’ prospectus.

(n)	Prepare Fund budgets and calculate expense ratio projections on a monthly basis, or more frequently in the case of a material event (e.g. new/amended contract, significant invoice not budgeted for, significant change in assets, year end, etc).

(o)	Calculate contractual Trust expenses, monitor all Funds’ expense ratios, and as appropriate, compute the Funds’ yield and expense ratios.

(p)	Responsibility for the implementation and methodology for allocating expenses within the Trust.

(q)	Ensure allocations are appropriate and in compliance with the Fund’s Multiple Class Plan.

(r)	Responsibility for monitoring expense accruals for adequacy and make adjustments as needed (on a monthly basis or more frequently in the case of a material event, e.g. new/amended contract, significant invoice not budgeted for, significant change in assets, year end, etc ).

(s)	Responsibility for calculating and monitoring fee waivers, if necessary, under an Expense Limitation Agreement approved by the Board of Trustees.

(t)	Responsibility to review, approve and instruct payment of all invoices directed to the Funds, including (if appropriate):

(1)	Verifying that charges are consistent with contracts, if applicable.

(2)	Reviewing expense calculations.

(3)	Determining that charges are appropriate Fund expenses.

(4)	Verifying the appropriateness of all out-of-pocket costs charged to the Funds.

(5)	Authorizing payments.

(u)	Responsibility for preparation, calculation, review and coordination of fee table and fee example information and disclosures for the prospectus.

(v)	Responsibility for preparation, review and coordination of the financial highlights for the prospectus.

(w)	Prepare special and routine quarterly reports for the Board of Trustees as requested.

(x)	Assist with the design, development, and operation of the Funds, including new classes and accounting policies.

(y)	Advise the Trust and its Board of Trustees on matters concerning the Trust and its affairs.

(z)	Responsibility for calculation and review of the following performance calculations:

1.	Total return.

2.	Distribution yield (if requested).

3.	Total return with sales charges (if applicable).

4.	After-tax performance calculations.

5.	Other performance calculations as may be reasonably required, now or hereafter.

(aa)	Respond to requests from independent fund accountants related to Fund audits and other Fund related business.

(bb)	Review materials and reports prepared by Trust auditors, and materials prepared by Trust counsel which are submitted to BISYS.

(cc)	Provide oversight of the fund accountant as follows:

1.	Review expense changes for consistency with applicable Administrator’s instructions.

2.	On a monthly basis, review total returns and expense ratios for significant and/or unusual items.

3.	On a semi-annual basis, review the financial statements for significant or unusual items.

2.2. Compliance

(a)	Review quarterly compliance reports completed by the investment adviser.

(b)	Perform independent daily and monthly portfolio compliance review of information contained in fund accounting source reports.

(c)	Coordinate all IRS quarterly compliance reminder letters to investment advisers.

(d)	Coordinate SEC Fund examinations and inspections.

(e)	Provide proactive compliance consulting and advice to portfolio managers.

(f)	Prepare broker allocation reports for review by the Trust’s investment adviser.

(g)	Provide on-site compliance training based on Fund-specific compliance manuals prepared by BISYS as requested.

(h)	Monitor compliance with the Investment Company Act of 1940 (the “1940 Act”, Securities Act of 1933, the Securities Exchange Act of 1934 and IRS Rules and Regulations, develop procedures for changes, edit regulatory/compliance calendar to incorporate changes and keep the Trust informed of changes, which would affect the Funds’ investment objectives, defined investment policies, restrictions, issuer or industry diversification, and tax diversification and income distribution requirements.

(i)	Perform Compliance Review of IRS Qualification Tests, as applicable:

(i)	Income.
(ii)	Asset diversification (Sub M and/or Section 817(h)).
(iii)	Distribution.

(j)	Monitor and advise the Trust and its Funds concerning their regulated investment company and/or annuity status under the Internal Revenue Code.

(k)	Report to the Advisor the results of all quarterly asset diversification tests under the Internal Revenue Code and communicate if any Funds are required to remedy their diversification status during the available “cure period”.

(l)	Prepare quarterly compliance reports for the Funds’ Board of Trustees or as requested by the Board or other service providers.

(m)	Provide on-line access to compliance data.

(n)	Assist the Funds’ Advisor with monitoring its compliance with Fund Board directives, including but not limited to, Joint Repurchase Agreements and “Approved Issuers Listings for Repurchase Agreements,” and procedures required under Rules 17a-7, 17e-1 and 12d3-1 of the 1940 Act.

(o)	Perform quarterly reviews of securities transactions submitted by persons designated in the Funds’ Code of Ethics as access persons for purposes of determining compliance with such Code of Ethics.

(p)	Assist the Advisor in monitoring best execution by providing commission reports.

(q)	Assist the Trust in monitoring the Trust’s portfolio’s proxy voting filing process.

(r)	Maintain and manage annual regulatory/compliance filing calendar and follow up with responsible parties.

(s)	Apply for CUSIPS.

(t)	Develop and monitor the Administrator’s controls and procedures as necessary for the Trust’s Disclosure, Controls and Procedures and Internal Controls over Financial Reporting under the Sarbanes Oxley Act of 2002.

(u)	Prepare and file Form NP-X.

(v)	Responsible for oversight of the Trusts’ Distribution and Shareholding Servicing Plan.

2.3. Legal Services

(a)	Coordinate with and provide support to BISYS Compliance, Financial Administration and Blue Sky personnel and ProFund Advisors LLC.

(b)	Coordinate the preparation of the following Trust agreements, subject to review by Trust counsel: (i) investment advisory agreements, (ii) management services agreements, and (iii) plans for use with various service organizations.

(c)	Prepare post-effective amendments to the Trust’s registration statement (Form N-1A) representing the annual update of financial information for such registration statement, subject to review by Trust counsel, coordinate the review and filing of such documents with the SEC, and review for compliance with applicable rules/forms.

(d)	Except as provided in Item (c) above, review prospectuses, prospectus supplements, statements of additional information, other registration statement materials and proxy materials prepared by Trust counsel and coordinate the filing of such documents with the SEC, and review for compliance with applicable rules/forms.

(e)	Maintain files of registration statements, Fund contracts, Trust proxies and other Trust documents pursuant to regulatory requirements.

(f)	Prepare for and conduct shareholder meetings.

(g)	Advise on product development issues.

(h)	Obtain appropriate insurance coverage on behalf of the Trust, as approved by the Trust’s Board of Trustees, including a Fidelity Bond and a Directors and Officers Errors and Omissions policy, and renew such policies based upon terms and conditions approved by the Trust’s Board of Trustees. Monitor fidelity bond coverage for the Trust and file amendments pursuant to 17g-1, if change in coverage is required.

(i)	Prepare materials and coordinate presentation of insurance options to the Board of Trustees.

(j)	Maintain insurance files for the Trust.

(k)	Prepare, coordinate and facilitate distribution of trustee/officer questionnaires and respond to trustees/officers questions relating thereto.

(l)	Maintain authorized signers list.

(m)	Prepare quarterly Board meeting responsibility chart.

(n)	Provide at least one person to attend Board meetings.

(o)	Prepare Board agendas and reports related to the services BISYS performs and as requested by the Board or the Advisor.

(p)	Coordinate the preparation of annual fee comparisons, performance, and total return comparisons with industry peer groups for the Board of Trustees and, at the direction of the Advisor, prepare materials as required under Section 15(c) of the 1940 Act or as requested by Trust counsel.

(q)	Prepare or compile performance and expense information, financial reports, and compliance data and information for inclusion in the Funds’ quarterly Board meeting materials.

(r)	Prepare all Board minutes, subject to review by Trust counsel.

(s)	Prepare special and organizational Board meeting materials.

(t)	Review, as requested, investment adviser’s report to be submitted to the Board pursuant to applicable Trust procedures.

(u)	Coordinate Board book production and distribution.

(v)	Proactively communicate and provide counsel regarding regulatory initiatives and/or rules (i.e. Sarbanes Oxley, Proxy Requirements, etc), including Board communications.

(w)	Assist in compiling a list of significant service providers for Board reporting and certification of its accuracy by Trust officers.

(x)	Coordinate execution of all Trust documents as necessary.

(y)	Maintain and distribute Board Reference Guide.

(z)	Coordinate regulatory agency requests (e.g., NASD, SEC and IRS, etc.).

(aa)	Coordinate printing and distribution of prospectuses.

(bb)	Coordinate printing, distribution of proxy statements and tabulation of proxy votes.

(cc)	Administer the Trust’s Codes of Ethics, including but not limited to, annual certification to the Board of Trustees regarding the adequacy of the Codes of Ethics and updating the Codes of Ethics when applicable.

(dd)	Coordinate annual pricing service due diligence pursuant to the Funds’ Pricing and Valuation Procedures and report conclusions to the Board of Trustees.

(ee)	Assist the Trust in the preparation of appropriate documentation and records relating to the contribution of seed money capital for the Trust.

(ff)	Assist with the development and reporting of the Trust’s Supermarket Policy. Maintain copies of all supermarket agreements and provide copies to Financial Administration for appropriate consideration for expense accruals and payments.

(gg)	Provide appropriate administration as it relates to the fund’s multiple class plan and Rule 18f-3.

2.4. Trust Officers

(a)	Provide person to serve as and perform the responsibilities of the Trusts’ Treasurer. The Treasurer of the Trust will perform all duties and responsibilities commensurate with such position, including but not limited to the following:

(1)	Attend and represent the Trust at periodic Trustee meetings, as necessary.

(2)	Review and approve disbursements as requested by the Trustees.

(3)	Work with the Trusts’ Independent Accounting Firm on tax and accounting issues.

(4)	Responsible for oversight and implementation of accounting and financial reporting policies and practices of the Trust, with the assistance of other Trust officers.

(5)	Meet with the Audit Committee on a periodic basis.

(6)	Certify as Principal Financial Officer such reports and filings as are required by applicable law or regulations.

(7)	Develop and assist in the evaluation of the Trust’s Disclosure Controls and Procedures.

(8)	Sign applicable governmental and regulatory filings on behalf of the Trust.

(b)	Provide persons to serve in ministerial or administrative roles as officers of the Trust, upon request and as mutually agreed by the parties.

2.5. Blue Sky

(a)	Register the Trust and its shares with appropriate state blue sky authorities.

(b)	Respond to state comments during the registration process.

(c)	Obtain all sales permits required by relevant state authorities.

(d)	Amend and renew sales permits as required.

(e)	Monitor the sales of Shares in individual states on a daily basis and report required sales to appropriate states.

(f)	File all registration statements, prospectuses and other Fund reports and documents as required by state law.

(g)	Maintain Fund blue sky calendars.

(h)	Respond to all blue sky audit and examination issues.

(i)	File all renewal registrations for existing Funds.

(j)	Conduct blue sky fee analysis, upon request.

(k)	Monitor blue sky regulations for registration exemptions that may be available for sales to existing shareholders, and use reasonable efforts to avail the Trust of such exemptions.

(l)	Based on mutually agreed upon procedures, monitor for registration exemptions that may be available for sales to corporate and institutional investors, coordinate with and obtain information from the Advisor or the Trust pertaining to attributes of specific investors as may bear upon or relate to qualification for such exemptions, and based upon such information, use reasonable efforts to avail the Trust of such exemptions.

2.6. Oversight Functions:

(a)	Oversight and maintenance of required books and records for the Trust, as required by Rules 31(a)-1 and 31(a)-2 of the 1940 Act in connection with services to be provided by BISYS hereunder.

2.7 Tax Services

(a)	Identify and track book-tax differences.

(b)	Support annual and semi annual report process by preparing and reviewing the following:

(1)	Return of Capital/Statement of position disclosures.

(2)	Tax-related footnote disclosures.

(c)	Responsibility for preparation and review of the following:

(1)	Fiscal and excise tax provisions (including all book/tax adjustments) in accordance with the Internal Revenue Code and any applicable rules or regulations.

(2)	Calculation and declaration of income/capital gain distributions (in compliance with income/excise tax distribution requirements) in accordance with the Internal Revenue Code and any applicable rules or regulations.

(3)	Federal, state and excise tax returns (Form 8613), including execution and filing of same (including filings by extended due dates) in accordance with the Internal Revenue Code and any applicable rules or regulations.

(4)	Year-end re-characterizations, return of capital, foreign tax credit and tax exempt percentages for Form 1099.

(5)	Year-end shareholder reporting requirements (including but not limited to income by state, income by country, income by source (U.S. Treasury and Government Agency securities income and asset percentages, alternative minimum tax and dividends-received deduction information) and coordination of printing/mailing as appropriate and filing Forms 1099-DIV and 1099-MISC.

(6)	Tax equalization calculations.

(7)	Wash sale calculations.

(8)	Internal Revenue Code qualification, including asset

diversification, good income and distribution tests.

(9)	60-day notice information (Foreign Tax Credit, Long term capital gain designation, tax exempt income, Dividend Received Deduction, qualified dividend income).

(d)	Review all dividend declarations to ensure that such distributions are not “preferential” under the Internal Revenue Code.

(e)	Advise the Funds for personal holding company status subsequent to year end review.

(f)	Review complex corporate actions.

(g)	Calculate the “qualified dividend income” for all ordinary income distributions.

(h)	Apply for tax identification numbers.